AMENDMENT

 TO

 ASSET PURCHASE AGREEMENT

This Amendment to the Asset Purchase Agreement (“Amendment”), by and between Global Sports Edge, Inc., Winning Edge International, Inc., Wayne Allyn Root and Betbrokers plc, and dated June 27, 2007, is entered into on this 27 day of September, 2007, by and between Global Sports Edge, Inc., Winning Edge International, Inc., Wayne Allyn Root and Betbrokers plc.

PREMISES:

A.     On June 27, 2007, the parties entered into an Asset Purchase Agreement (the “Agreement”).

B.      The parties subsequently amended the asset purchase agreement on August 31, 2007, to extend the closing deadline and establish a base price in the Betbrokers’ stock being delivered as consideration.

C.

The parties want to amend the Agreement to reflect the new understandings among the parties and to account for changes in both companies operations since the Agreement was originally entered.

D.   Accordingly, the parties desire to amend the Agreement removing the concept of a loan with Laurus Family of Funds, remove references to escrow of shares and remove offset provisions related to the Betbrokers’ stock.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants of the parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.   Closing Deadline Extended.  Section 1.04 of the Agreement is hereby amended in its entirety to read as follows:

1.04

 Closing and Parties.  The Closing contemplated hereby shall be held at a mutually agreed upon time and place (the “Closing Date”) but no later than September 26, 2007, or on such date that all required corporate action has been accomplished including any shareholder approval required by Seller’s parent corporation, Winning Edge.  The Closing may be accomplished by wire, express mail, overnight courier, conference telephone call or as otherwise agreed to by the respective parties or their duly authorized representatives.

2.

Consideration for Sale and Transfer of Assets and Business.  Section 1.02 of the Agreement and Schedule 1.02B are hereby deleted in their entirety and the following section 1.02 is added:

1.02

Consideration for Sale and Transfer of Assets and Business. In consideration of the conveyance from Seller to Buyer of the Business and Assets, Buyer shall pay to Seller Buyer's stock having a value of Six Million Five Hundred Thousand United States Dollars (U.S. $6,500,000) (the "Purchase Price"), such stock being in like form to that stock of Buyer which currently trades on the London Stock Exchange Alternative Investment Market ("AIM").  Solely for purposes of this Agreement, the value of the shares of Buyer’s stock shall be determined by the higher of (i) the average of the closing bid price on the five consecutive trading days prior to Closing, or (ii) 5.00 pence. For purposes of valuing Buyer's stock in United States Dollars, it is agreed an exchange rate of $2.02 per British pound will be used.  The closing share price shall be determined based on the closing trading price on the AIM.  All shares of Buyer's stock delivered shall be freely tradable, subject to a one year restriction against the sale of the shares in any public sale on the AIMS.  All shares of Buyer’s stock shall be clearly marked with a legend noting their restriction against transfer for a period of one year in any public sale on the AIMS.  Subject to compliance with applicable securities laws, the shares of Buyer’s stock may be sold in a private transaction; provided that, the buyer of such shares and any and all subsequent buyer(s), agree(s) to the limitation on sales in a public sale on the AIMS for a period of one year from the date of closing of this Agreement.  Seller has executed and delivered to Buyer the Undertaking and Covenant attached hereto as Exhibit 1.02B.

3.

Laurus Loan.  The parties do not intend to enter into any loan arrangement with Laurus other than those already existing and accordingly Section 1.09 of the Agreement is hereby deleted in its entirety.

4.

Indemnification.  The definition of “Indemnity Assertion Period” in Section 3.20 of the Agreement is hereby amended to read:

As used herein, the "Indemnity Assertion Period" shall commence on the Closing Date and end on the date one year from the Closing Date.

5.

Indemnity Escrow and Right of Set-Off.  Section 3.21 of the Agreement is hereby deleted in its entirety.

6.

Updates.  Section 5.07 of the Agreement is hereby amended to read:

5.07

Updates.  Buyer shall, in Buyer's sole discretion, be satisfied with a) the contents of all updates to Seller's schedules delivered in accordance with Section 3.04 hereof and b) the form and substance of Winning Edge's financial statements delivered in accordance with Section 3.03 hereof.

7.

Updates.  Section 6.06 of the Agreement is hereby amended to read:

6.06

Updates-Seller.  Seller shall, in Seller's sole discretion, be satisfied with the contents of all updates to Buyer's schedules delivered in accordance with Section 4.06 hereof.

8.

Future Sale of Securities.  Section 7.07 of the Agreement is hereby amended to delete at the beginning of the first sentence thereof  "Subject to the First Escrow Agreement,".

9.         Other Inconsistent Provisions Hereby Amended.   Any other provisions of the Agreement which are inconsistent with the terms of this Amendment shall be deemed to be amended consistent therewith.  All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

10.

Ratification.

Except as expressly amended hereby, the terms of the Agreement are hereby ratified and approved as originally written.

11.       Counterparts.   This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Capitalized terms not otherwise defined herein have the meanings given to such terms in the above referenced Asset Purchase Agreement.

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

SELLER:

BUYER:

Global Sports Edge, Inc.

Betbrokers PLC

            A Delaware Corporation

A United Kingdom Corporation

By:_/s/__________________________

By:_/s/_________________________

     Wayne Allyn Root, CEO

     Wayne Lochner, Chairman

PARENT CORPORATION OF SELLER:

Winning Edge International, Inc.

By:_/s/__________________________

___/s/__________________________

      Name: Wayne Allyn Root

Wayne Allyn Root

      Title: CEO

               Schedule 102.B

UNDERTAKING AND COVENANT

TO:

Betbrokers plc

197 High Road

Ilford

Essex IG1 1LX

and

HansonWesthouse LLP

12th Floor, One Angel Court

London

EC2R 7HJ

September   , 2007

Dear Sirs

1.1

We irrevocably undertake with Betbrokers plc (the “Company”) and, as a separate covenant, with HansonWesthouse LLP (“HansonWesthouse”) that, except as provided in paragraph 2 below, We will not during the Restricted Period effect any Disposal of our interest in the Locked-in Shares.

2

The restrictions contained in paragraph 1 above shall not apply to any of the following:

2.1

any Disposal pursuant to an order of a court to effect such Disposal;

2.2

any Disposal pursuant to an acceptance of a general offer to shareholders of the Company made in accordance with the City Code on Takeovers and Mergers or the provision of an irrevocable undertaking to accept such an offer where the offer has either been recommended by the board of directors of the Company or has become unconditional in all respects;

2.3

any Disposal done in a private, non public market transaction in which the buyer agrees in writing that the buyer will not Dispose of any Locked-in shares within the Restricted Period unless such Disposal is done in a private, non public market transaction in which the subsequent buyer agrees in writing to not Dispose of any Locked-in shares within the Restricted Period.

3

We warrant and undertake to the Company and, as a separate warranty and undertaking, to HansonWesthouse that there has not been created and there is not in effect any charge over or in respect of any Ordinary Shares held by us or any person connected or associated with us for the purposes of section 346 of the Companies Act 1985 (an "Associate") and that neither ourself nor any of our Associates is a party to any agreement, arrangement or understanding to effect any disposal of shares in the capital of the Company of the kind referred to in paragraph 3 of this letter except as provided in section 2.3 hereof.

4

We acknowledge that the presence of an orderly market will benefit us and our fellow shareholders as an orderly market is more likely to ensure that the price of the Company’s shares does not suffer any sudden and dramatic falls.  We understand that this is, of course, not guaranteed, but the absence of an orderly market in the Company’s shares could adversely affect their price and so be harmful to us and our fellow shareholders.

To be able to promote an orderly market in the Company’s shares we understand HansonWesthouse must be able to plan sales of shares so that they do not occur at the same time and so depress the market price.  To allow HansonWesthouse to do so HansonWesthouse need to know of proposed sales of shares in the Company and the number of shares to be sold and the proposed time of their sale.

We therefore undertake, covenant and agree with both the Company and HansonWesthouse that if we choose to dispose of the Locked-in Shares after the Restricted Period then, provided that HansonWesthouse remains broker to the Company, HansonWesthouse will dispose of such shares (or through another broker approved by HansonWesthouse acting reasonably) which will effect the order for the disposal of the shares in such a manner as HansonWesthouse in its discretion see fit with a view to ensuring that there is an orderly market in the shares in the Company.  We accept that if HansonWesthouse ceases to be the broker of the Company, the Company may assign the benefit of the provisions of this document to the Company’s new broker.

This is on the basis that HansonWesthouse will, of course, use its reasonable efforts to obtain the best price available at the time of the sale and to provide "best execution" and to ensure that the price, costs and expenses charged by HansonWesthouse (or any broker approved by the Company) will not be unreasonable (or are at least as good as the terms provided by comparable institutions).

We understand that there may be circumstances where the lack of liquidity means that there may be a delay in executing our order to sell our shares in the Company.  HansonWesthouse will though endeavour to keep any such delays to a minimum.

5

For the purposes of this letter, the following expressions have the following meanings:

"Disposal"

includes any sale, grant of options or interests over, transfer, charge, pledge, or other disposal or agreement to dispose of any Locked-in Shares or interests therein and "dispose" shall be construed accordingly;

"interest"

in relation to the Locked-in Shares shall have the meaning given to that term in section 208 of the Companies Act 1985 (ignoring for these purposes the provisions of section 209 of that Act) and the term “interested” shall be construed accordingly;

"Locked-in Shares"	the Ordinary Shares beneficially owned by us (or any Associate as such term is defined in paragraph 3 of this letter) from time to time;
"Ordinary Shares"	ordinary shares of 0.25p each in the capital of the Company;
"Restricted Period”	the period expiring on [Insert the date 12 months after the Closing under the Asset Purchase Agreement]

Delivered as a deed on the date of this letter.

                                                                GLOBAL SPORTS EDGE, INC.

By_/s/____________________

                                                                     Wayne Allyn Root, CEO

Signed as a deed in the presence of: Name of witness: Signature of witness: Address: Occupation:	) )